Ex. 10.6

RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) is entered into by and between Great Plains Energy Incorporated, Kansas City Power & Light Company (“KCP&L”) and KCP&L Greater Missouri Operations Company (“GMO”) (collectively, the “Company”), and Scott H. Heidtbrink (the “Executive”) as of May 1, 2017 (the “Effective Date”). Each of the Company and the Executive is a “Party”, and collectively they are the “Parties”.
WHEREAS, the Executive currently serves as Executive Vice President and Chief Operating Officer of the Company;
WHEREAS, the Parties have agreed that the Executive will retire and resign from his position as Executive Vice President and Chief Operating Officer of the Company effective May 1, 2017 (the “Retirement Date”); and
WHEREAS, the Parties wish to enter into this Agreement to set forth the terms and conditions related to the Executive’s retirement.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1. Executive’s Retirement. The Executive shall retire and resign from his position as Executive Vice President and Chief Operating Officer of the Company and as an employee and officer of the Company and its subsidiaries effective at the close of business on the Retirement Date, without any further action required by the Executive or the Company. In addition to the compensation set forth in Section 2 of this Agreement, the Executive will be paid his normal salary and benefits through the Retirement Date, less deductions for applicable withholding and payroll taxes (collectively, "Withholding") and, within forty-five (45) days following the Retirement Date, will be paid all earned and unpaid salary and any accrued but unused vacation days earned through the Retirement Date, less Withholding. The Executive also shall receive such benefits to which he is otherwise entitled to receive under the Company's employee benefit plans and programs in accordance with the terms of such plans and programs and this Agreement. Such benefits shall include, but not necessarily be limited to, vested retirement benefits under the Company's management pension plan, 401(k) plan, supplemental executive retirement plan, executive retirement life insurance policy, and applicable cash or equity incentive compensation plans and agreements.
2.     Outstanding Equity and Incentive Compensation Awards; Bonus; Ayco Services.
(a)Equity and Incentive Compensation Awards. The Parties acknowledge and agree that the Executive is a party to award agreements pursuant to the terms of the Great Plains Energy Incorporated Amended Long-Term Incentive Plan ("LTIP") under which the Executive has been granted time-based restricted stock awards (“Restricted Stock Awards”) and performance share awards (“Performance Share Awards”). The Parties agree that these outstanding Restricted Stock Awards and Performance Share Awards shall be treated as follows upon the Executive's resignation and retirement in accordance with this Agreement:
(i)2017 Awards. All Restricted Stock Awards and Performance Share Awards granted to Executive in 2017 shall be forfeited by Executive on the Retirement Date.
(ii)Restricted Stock Awards. All outstanding Restricted Stock Awards granted before 2017 will fully vest on the Retirement Date and the Company shall pay and deliver all shares attributable to such vested Shares, and dividends thereon, less applicable Withholding, within 45 days of the Executive’s Retirement Date. For the avoidance of doubt, the Restricted Stock Awards vesting under this paragraph (ii) are described in (A) and (B), below.
(A)The 8,346 shares of Restricted Stock that were granted on March 2, 2015 and that are scheduled to vest on March 2, 2018 and any additional shares of Restricted Stock attributable to reinvested dividends on the shares of Restricted Stock granted on March 2, 2015 and through the Retirement Date; and
(B)The 8,156 shares of Restricted Stock that were granted on March 1, 2016 and that are scheduled to vest on March 1, 2019 and any additional shares of Restricted Stock attributable to reinvested dividends on the shares of Restricted Stock granted on March 1, 2016, and through the Retirement Date.
(iii)    Performance Share Awards. A pro-rata portion of the outstanding Performance Shares granted before 2017 will vest as described in (A) and (B), below, on the Retirement Date, and the Company shall pay and deliver all cash and shares attributable to such vested Shares, and hypothetical dividends thereon, less applicable Withholding, within 45 days of the Executive’s Retirement Date:
(A)A pro-rata portion of the number of Performance Shares originally granted on March 2, 2015, and that would be eligible to vest in 2018 (a) assuming that the Company's performance for the three-year period ending December 31, 2017, is achieved at the "Target" level of goal achievement, and (b) based on the number of days from January 1, 2015, until the Retirement Date divided by 1,095, will vest on the Retirement Date; provided, however, notwithstanding any contrary provision in the Performance Shares award agreement, for purposes of determining whether the terms and conditions of such award are satisfied, any condition requiring that the Executive remain employed through the date of vesting and payment of the Performance Shares shall be waived.
(B)A pro-rata portion of the number of Performance Shares originally granted on March 1, 2016, and that would be eligible to vest in 2019 (a) assuming that the Company's performance for the three-year period ending December 31, 2018, is achieved at the "Target" level of goal achievement, and (b) based on the number of days from January 1, 2016, until the Retirement Date divided by 1,095, will vest on the Retirement Date; provided, however, notwithstanding any contrary provision in the Performance Shares award agreement, for purposes of determining whether the terms and conditions of such award are satisfied, any condition requiring that the Executive remain employed through the date of vesting and payment of the Performance Shares shall be waived.
Applicable Withholding will apply in connection with the vesting of the Restricted Stock and Performance Shares or earlier in connection with the execution and nonrevocation of this Agreement as determined necessary by the Company in accordance with applicable tax laws.
(b) Bonus. The Company shall pay the Executive a separation payment of $302,827 within fifteen days of his Retirement Date as consideration for the Executive's agreement to the releases given in Section 3 of this Agreement.
(c) Ayco Services. The Parties acknowledge that services will be rendered by The Ayco Company, L.P. (“Ayco”) to the Executive and paid by the Company, pursuant to the terms of the agreement dated as of March 30, 2016 between Ayco and the Company, for a period of one year from his Retirement Date. The Executive acknowledges that the value of such services shall continue to be imputed as income to the Executive.
(d) The Executive agrees that except as otherwise provided herein, any and all Company property in his possession shall be returned on his Retirement Date, however the Executive may retain his Company-provided iPad equipment at no charge, and the Executive shall be solely responsible for any and all expenses related to such devices.
3. Releases
(a) In consideration for the payments and other benefits received under this Agreement, the Executive voluntarily releases and discharges the Company, all of its affiliates, or all of its subsidiaries and each of their agents, officers, directors, employees, and former employees (the "Released Parties"), of and from any and all claims, demands, counterclaims, liabilities, obligations, suits, or causes of action of any kind or nature whatsoever whether in their personal or representative capacities, which the Executive may have had, may now have or may have in the future, arising from or in any way connected with the Executive's employment by Company and his retirement from Company's employment, or relating to matters occurring on or before the date hereof. Without limiting in any way the foregoing, the Executive specifically releases the Released Parties from any and all claims, demands, counterclaims, liabilities, and obligations, causes of action or suits arising:

i.	Out of or in any manner related to the employment or retirement of the Executive; or

ii.	Under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e-5; or

iii.	Under the Age Discrimination in Employment Act ("ADEA"), as amended, 29 U.S.C. § 621, et seq., including the provisions of the Older Workers Benefits Protection Act amendments to the ADEA; or

iv.	Under the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; or

v.
Under any and all federal, state or local discrimination statutes, laws, ordinances, regulations or Executive Orders including but not limited to the Missouri Human Rights Act, or other applicable state discrimination act; or

vi.	Under Family and Medical Leave Act ("FMLA"), or any comparable state statute; or

vii.	Under any exception to the employment-at-will doctrine, including any common-law theory sounding in tort, contract, or public policy; or

viii.	Under the provisions of any state or local wage and hour law or ordinance; or

ix.	Under the National Labor Relations Act, as amended, 29 U.S.C. Subsection 141, et seq.; or

x.	Under any state "service letter" statute, including but not limited to Missouri's Service Letter Statute, R.S.Mo. 290.140; or

xi.	Under the Equal Pay Act of 1963, as amended; or

xii.
Under the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, except this Section 2 shall not be construed as limiting the Executive's rights of election or claim for payment of benefits under the Non-Union Pension Plan or the 401(k) Savings Plan; or

xiii.	Under Section 806 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A; or

xiv.	Under the Change In Control Severance Agreement dated as of September 1, 2006.
(b) Company hereby releases and forever discharges the Executive from any and all liability, claims, and charges, arising from or in any way connected to his employment. In addition, this Agreement will not cause the termination of, or extinguish the Executive's rights under, the Indemnification Agreement dated as of April 14, 2014 between the Executive and the Company.
4. Tax Matters. To the extent any payments hereunder are subject to Section 409A of the Internal Revenue Code ("Section 409A"), such payments will be paid in a manner that will meet the requirements of such section, including regulations or other guidance issued with respect thereto, such that the payment will not be subject to the excise tax applicable under such section. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. The Executive acknowledges and agrees that he is responsible for all federal, state, and local income or earnings taxes and the Executive's portion of any employment taxes due on payments made under this Agreement and arising under each of the Company's plans and programs. The Company has no duty to defend the Executive in any tax-related proceeding brought against, or any inquiry raised with, the Executive.
5. Confidentiality. The Executive covenants and agrees that all prior agreements relating to confidentiality of proprietary Company information ("Confidential Information") and trade secrets of which the Executive has gained knowledge through his employment shall remain in effect and survive this Agreement. The terms Confidential Information and "trade secrets" shall not be deemed to include information that is accessible to or otherwise known by the public.
6. No Disparagement. The Parties agree and covenant that they will not disparage one another for any reason, or make any comments that might be harmful to the other Party's reputation.
7. Other Provisions.
(a) The Company has advised the Executive to consult with counsel prior to the execution of this Agreement, and the Executive and the Company acknowledge that they have fully read and considered the contents of this Agreement, and that they have had the opportunity to consult with and receive independent legal advice from counsel of their choice regarding the advisability hereof. The Company and the Executive fully, completely, and totally comprehend the provisions hereof and are in full agreement with each and every one of its terms, conditions, and provisions.
(b) This Agreement shall be construed in accordance with the laws of the State of Missouri. Any dispute relating to this Agreement shall be brought in an appropriate Circuit Court of Missouri or the U.S. District Court for the Western District of Missouri.
(c) This Agreement contains the entire agreement between the Executive and the Company concerning the foregoing matters and no change, modification, or waiver of any provision hereof will be valid unless in writing and signed by the Parties to be bound.
(d) The provisions of this Agreement are severable, and if any paragraph or part of any paragraph is found to be unenforceable or inoperable, then other paragraphs or the remainder of the particular paragraph, whichever applies, shall remain fully valid and enforceable.
(e) Unless otherwise covered by a specific beneficiary designation, in the event of the Executive’s death, the unpaid balance of the amounts due to the Executive under this Agreement shall be paid to the Executive’s estate.

8. The Executive acknowledges that he received this document on May 1, 2017, and that he is legally entitled to consider this Agreement for twenty-one (21) days before executing this Agreement. The Executive acknowledges that he may revoke (cancel) this Agreement within seven (7) days after executing it, by delivering written notice to Terry Bassham, Chairman, President and Chief Executive Officer. Unless revoked by the Executive within seven (7) days after execution, this Agreement will be final and binding on the eighth (8th) day following the Executive's execution of this Agreement.
THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, THAT HE KNOWS AND UNDERSTANDS THE CONTENTS THEREOF AND THAT HE EXECUTES THE SAME AS HIS OWN FREE ACT AND DEED.
In witness whereof, the Company and the Executive have signed this Agreement as of the date first above written.

Great Plains Energy Incorporated	Executive
Kansas City Power & Light Company
KCP&L Greater Missouri Operations Company

By: /s/ Terry Bassham	/s/Scott H. Heidtbrink
Terry Bassham Chairman of the Board, President and Chief Executive Officer	Scott H. Heidtbrink